The Target Portfolio Trust
For the semi-annual period ended 10/31/10
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust
 - Target Small Cap Value Portfolio (JPM sleeve)

1.   Name of Issuer:  Qlik Technologies Inc.

2.   Date of Purchase:  July 15, 2010

3.   Number of Securities Purchased: 11,200,000

4.   Dollar Amount of Purchase:  $112,000,000

5.   Price Per Unit:  $10.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: J. P. Morgan Securities Inc.

7.   Other Members of the Underwriting Syndicate:  Morgan Stanley
& Co. Incorporated, Citigroup Global Markets Inc., J.P. Morgan
Securities Inc., Jefferies & Company, Inc., Stifel, Nicolaus &
Company, Incorporated